Exhibit 10.1

Execution Version

THIRD AMENDMENT

TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

BILL BARRETT CORPORATION,

AS BORROWER,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Third Amendment”) executed effective as of April 9, 2015 (the “Amendment Effective Date”) is among BILL BARRETT CORPORATION, a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”), the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as a Swingline Lender and Issuing Bank.

R E C I T A L S

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Third Amended and Restated Credit Agreement dated as of March 16, 2010 (as amended to date and as the same may be further amended, modified or otherwise supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B. The Borrower has requested and the Administrative Agent and all of the Lenders have agreed to amend certain provisions of the Credit Agreement, such amendment to be effective as of the Amendment Effective Date.

C. NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Third Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Third Amendment. Unless otherwise indicated, all section references in this Third Amendment refer to sections of the Credit Agreement.

Section 2. Amendments to Credit Agreement.

2.1 Amendments to Section 1.02. Section 1.02 is hereby amended by deleting and replacing or adding, as applicable, the following terms in the appropriate alphabetical order:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Approved Counterparty” means (a) any Person who, at the time of entry into the applicable Swap Agreement, is a Lender or an Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher (at the time the Swap Agreement is entered into) or whose obligations under the applicable Swap Agreements are unconditionally guaranteed by an Affiliate of such Person meeting such rating standards (at the time the Swap Agreement is entered into).

“Bankruptcy Event” means, with respect to a Lender, that such Lender (i) has become or is insolvent or has a direct or indirect parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, the Issuing Banks, the Swingline Lenders or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus, without duplication, the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (a) income or franchise taxes paid or accrued; (b) interest expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges resulting from the application of ASC Topic 815, formerly FAS 133, ASC Topic 410, formerly FAS 143 or ASC Topic 360, formerly FAS 144; (e) oil and gas exploration and abandonment expenses (including all drilling, completion, geological and geophysical costs); (f) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses; (g) cash payments made during such period as a result of the early termination of any Swap Agreement (giving effect to any netting agreements); (h) stock based compensation resulting from application of ASC Topic 718 and 505-50, formerly FAS 123R; and (i) other non-cash similar charges (excluding accruals for cash expenses made in the ordinary course of business); minus; (j) to the extent included in the Consolidated Net Income for such period, the sum of (i) any non-cash gains resulting from the application of ASC Topic 815, formerly FAS 133, ASC Topic 410, formerly FAS 143 or ASC Topic 360, formerly FAS 144 and (ii) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business), and (k) to the extent excluded from the calculation of Consolidated Net Income for such period, cash payments under a ship or pay contract incurred by the Borrower or any Subsidiary in respect of unused volumetric obligations, firm transportation rights or reserved capacity.

“Environmental Laws” means any and all Governmental Requirements relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of Environmental Laws, (c) exposure to any

Hazardous Materials in violation of Environmental Laws, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure to make any “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), or the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in reorganization, or in “endangered” or “critical” status within the meaning of Title IV of ERISA.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of April 9, 2015 (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Guarantors” means:

(a) Aurora Gathering, LLC, a Texas limited liability company,

(b) Circle B Land Company LLC, a Colorado limited liability company, and

(c) each other Domestic Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“LC Commitment” at any time means fifty million dollars ($50,000,000), provided that the Borrower may elect to increase the LC Commitment by delivery of a written request specifying the amount of such increase by up to fifty million dollars ($50,000,000) in increments of twenty-five million dollars ($25,000,000) with the consents of the Administrative Agent and Issuing Lender, provided that no Borrowing Base Deficiency, Default or Event of Default exists at the time of such request and provided further, that in no event shall any such increase be effective if it would increase the Commitment of any Lender.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M. London time, two Business Days prior to the commencement of such Interest Period; provided that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate at such time; provided further that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time, provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Maturity Date” means the earliest of (a) April 9, 2020 (the “Scheduled Maturity Date”) or (b) the date one hundred eighty-one (181) days prior to the maturity of any Permitted Debt (except the Convertible Notes) or any Permitted Refinancing Debt in respect thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Participant Register” has the meaning assigned such term in Section 12.04(c)(i).

“Permitted Debt” means (i) any unsecured senior or senior subordinated Debt, including convertible securities, incurred pursuant to Section 9.02(h), (ii) any of the Debt listed on Schedule 9.02 and (iii) any Permitted Refinancing Debt in respect of any of the foregoing.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the Borrower and each Guarantor that, at the time of the relevant guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such obligation at such time by entering into a keepwell pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Secured Swap Agreement” means each Swap Agreement between the Borrower and/or any Guarantor and any Person, who at the time of entry into the applicable Swap Agreement, is a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.01S hereof or (ii) if such lender has entered into an Assignment and Acceptance, the amount set forth for such lender as its Swingline commitment in the Register maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lenders” means JPMorgan Chase Bank, N.A. and U.S. Bank National Association, each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Sections 2.09 and 2.10.

“Total Debt” means, at any date, all Debt of the Borrower and the Consolidated Subsidiaries on a consolidated basis other than Debt described in clause (c) of the definition of “Debt”; provided, however, with respect to each period of four fiscal quarters ending on or before December 31, 2016, if there are no Loans outstanding on such date of determination, “Total Debt” shall be net of the aggregate amount of unrestricted cash and cash equivalents in excess of $10,000,000 included in the cash and cash equivalents accounts that would be listed on the consolidated balance sheet of the Borrower and the Consolidated Subsidiaries on such date.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(e)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

2.2 Amendment to Section 1.02. Section 1.02 is hereby amended by deleting the definitions of “Refunded Swingline Loans” and “Swingline Participation Amount”.

2.3 Amendment to Section 2.04(a). Section 2.04(a) shall be amended by adding the following sentence at the end thereof:

“This Section shall not apply to Swingline Borrowings which may not be converted or continued.”

2.4 Amendment to Section 2.05(a). Section 2.05(a) shall be amended by adding the following proviso at the end of the first sentence thereof:

“; provided that Swingline Loans shall be made as provided in Section 2.10”

2.5 Amendment to Section 2.09(a). Section 2.09(a) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, each Swingline Lender severally agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment, (ii) such Swingline Lender’s Revolving Credit Exposure exceeding its Commitment or (iii) the total Revolving Credit Exposure exceeding the total Commitments; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Swingline Loans shall be ABR Loans only.”

2.6 Amendment to Section 2.10. Section 2.10 is hereby amended by deleting such Section in its entirety and replacing it with the following:

“Section 2.10. Procedure for Swingline Borrowing

(a) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. The Swingline Lender shall report the Swingline Exposure to the Administrative Agent on a weekly basis

(b) The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(c) Any Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lenders. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Each Lender’s obligation to make the Loans referred to in Section 2.10(a) and to purchase participating interests pursuant to Section 2.10(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lenders, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6.02, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Guarantor or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) The provisions of the Credit Agreement related to Defaulting Lenders are also applicable, as appropriate, to the Swingline Lenders and any Swingline Loans.

2.7 Amendment to Article II. Article II is hereby amended by deleting Section 2.08(k) and adding the following Section 2.11:

“Section 2.11 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a) (except as specified in Section 2.11(c)(iv) and (v) below) and participation fees shall cease to accrue with respect to the participation in Letters of Credit of such Defaulting Lender pursuant to Section 3.05(b);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders, Required Lenders or Super-Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02(b)); provided that, subject to the terms of Section 12.02(b), this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (A) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment and (B) if the conditions set forth in Section 6.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay such Swingline Exposure and (B) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding ;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of such Defaulting Lender is reallocated among the non-Defaulting Lenders pursuant to clause (i) above, then the fees otherwise payable to the Defaulting Lender pursuant to Section 3.05(b) shall be payable to the non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

(d) so long as a Lender is a Defaulting Lender, no Swingline Lenders shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.11(c), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.11(c)(i) (and such Defaulting Lender shall not participate therein).

(e) If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to each Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(f) In the event that the Administrative Agent, the Borrower, each Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

For the avoidance of doubt, the Borrower shall retain and reserve all rights and remedies respecting each Defaulting Lender.”

2.8 Amendment to Section 3.04(b). Section 3.04(b) is hereby amended by inserting in the first sentence thereof “and, in the case of prepayment of Swingline Loans, the Swingline Lenders” immediately following the words “Administrative Agent” and immediately preceding the words “by telephone”.

2.9 Amendment to Section 3.04(c)(vi). Section 3.04(c)(vi) hereby is amended by deleting such Section in its entirety and replacing it with the following:

“(vi) If, at any time, after the receipt by the Borrower or any Subsidiary of net cash proceeds from any disposition of property which disposition would require (whether or not such requirement is waived) the Borrower or such Subsidiary to make a mandatory prepayment or an offer to repurchase or redeem in respect of any Permitted Debt in an amount equal to all or a portion of such net cash proceeds, then, on the Business Day immediately prior to the date on which such mandatory prepayment or offer in respect of the Permitted Debt would otherwise become due and payable, the Borrower or such Subsidiary shall make a prepayment (and the Aggregate Maximum Credit Amounts of the Lenders shall automatically and permanently reduce) in an amount equal to the lesser of such portion of such net cash proceeds, or, if less, the outstanding principal balance of the Borrowings.”

2.10 Amendment to Section 3.05(d). Section 3.05(d) hereby is amended by deleting such Section in its entirety and replacing it with the following:

“(d) Defaulting Lender Fees. The Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Sections 3.05(a) and (except as specified in Section 2.11(c)(iv) and (v)) Section 3.05(b) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

2.11 Amendment to Section 4.01(a). Section 4.01(a) is hereby amended by inserting in the third sentence thereof “or Swingline Lender” immediately following the words “an Issuing Bank” and immediately preceding the words “as expressly provided herein”.

2.12 Amendment to Section 4.01(c). Section 4.01(c) is hereby amended by deleting such Section in its entirety and replacing it with the following:

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements or Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13 Amendment to Section 5.01(a). Section 5.01(a) is hereby amended by (a) deleting the word “or” at the end of clause (i) thereof, (b) adding the word “or” immediately following the “;” at the end of clause (ii) thereof and (c) adding the following as a new clause (iii) immediately following clause (ii) thereof:

“(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;”

2.14 Amendment to Section 5.01(b). Section 5.01(b) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.”

2.15 Amendment to Section 5.03. Section 5.03 is hereby amended by deleting such Section in its entirety and replacing it with the following:

“Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Indemnification by the Borrower. The Borrower and each Guarantor shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section 5.03, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, so long as the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y)

with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.”

2.16 Amendment to Section 5.04(b). Section 5.04(b) is hereby amended by inserting in clause (B) of the proviso to the first sentence thereof “or Swingline Loans” immediately following the words “in LC Disbursements” and immediately preceding the words “, accrued interest thereon”.

2.17 Amendment to Section 7.06. The lead-in paragraph to Section 7.06 and Section 7.06(a) are hereby amended by deleting such provisions in their entirety and replacing them with the following:

“Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (a)(ii), (c), (d) and (e) below,

where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect): “(a) (i) neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws and (ii) neither the Borrower nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability”

2.18 Amendment to Section 7.10. Section 7.10(e) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(e) Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and there has been no failure to satisfy the minimum funding standards (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived with respect to any Plan.”

2.19 Amendment to Article VII. Article VII is hereby amended by adding the following Section 7.23:

“Section 7.23 Anti-Corruption Laws and Sanctions. The Borrower has (i) implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and (ii) the Borrower and its Subsidiaries and, to the knowledge of the Borrower, the respective officers, employees, directors and agents of the Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of the respective directors, officers or employees of the Borrower and its Subsidiaries, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.”

2.20 Amendment to Article VIII. The lead-in paragraph to Article VIII hereby is amended by deleting such paragraph in its entirety and replacing it with the following:

“Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than indemnity obligations not yet due and payable of which the Borrower has not received a notice of potential claim) shall have been paid in full and all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made) shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:”

2.21 Amendment to Section 8.13. Section 8.13 is hereby amended by deleting such Section in its entirety and replacing it with the following:

“8.13 Title Information

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Super-Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Super-Majority

Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Super-Majority Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the proved Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.”

2.22 Amendment to Section 8.14(a). Section 8.14(a) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, promptly, but in any event no later than 60 days, after the date such Reserve Report is delivered to the Administrative Agent, grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).”

2.23 Amendment to Section 8.15. Section 8.15 is hereby amended by deleting the last sentence of such Section in its entirety and replacing it with the following:

“With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code and of section 302 of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.”

2.24 Amendment to Article VIII. Article VIII is hereby amended by adding the following Section 8.16:

“Section 8.16 Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

2.25 Amendment to Article IX. The lead-in paragraph to Article IX hereby is amended by deleting such paragraph in its entirety and replacing it with the following:

“Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than indemnity obligations not yet due and payable of which the Borrower has not received a notice of potential claim) have been paid in full and all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made) have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:”

2.26 Amendment to Section 9.09(d). Section 9.09(d) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(d) permit to exist, or allow any ERISA Affiliate to permit to exist, any failure to satisfy minimum funding obligations within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $5,000,000.”

2.27 Amendment to Section 9.18(a)(iii)(2). Section 9.18(a)(iii)(2) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(2) for periods thereafter to the sixtieth month following the date such Swap Agreement is executed, 90% of the reasonably anticipated projected natural gas liquids to be processed or recovered from proved developed, producing Oil and Gas Properties, and”

2.28 Amendment to Article IX. Article IX is hereby amended by adding the following Section 9.20:

“Section 9.20 Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall not permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

2.29 Amendment to Section 10.02. Section 10.02 is hereby amended by adding the following sentence at the end of such Section:

“Notwithstanding the foregoing, no amount received from any Guarantor (including from the liquidation or other disposition of collateral pledged by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor.”

2.30 Amendment to Section 12.01(a)(i). Section 12.01(a)(i) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(i) If to the Borrower, to it at 1099 18th Street, Suite 2300, Denver, Colorado 80202, Attention of Robert W. Howard, Chief Financial Officer (Telecopy No. (303) 291-0420), with a copy to the attention of Kenneth A. Wonstolen, Senior Vice President-General Counsel (Telecopy No. (303) 291-0420);”

2.31 Amendment to Section 12.02(b). Section 12.02(b) is hereby amended by deleting the final proviso to the first sentence thereof in its entirety and replacing it with the following:

“provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, such Issuing Bank or such Swingline Lender, as the case may be.”

2.32 Amendment to Section 12.03(c). Section 12.03(c) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such.”

2.33 Amendment to Section 12.04(b)(i). Section 12.04(b)(i) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees, other than a natural person or a Defaulting Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund immediately prior to giving effect to such assignment.”

2.34 Amendment to Section 12.04(c)(i). Section 12.04(c)(i) is hereby amended by adding the following at the end of such Section:

“Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.”

2.35 Amendment to Section 12.11. Section 12.11 is hereby amended by deleting such Section in its entirety and replacing it with the following:

“Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) on a need to know basis, (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.”

2.36 Amendment to Article XII. Article XII is hereby amended by adding the following Section 12.18:

“Section 12.18 Keepwell. The Borrower shall, and shall cause each Qualified ECP Guarantor, jointly and severally absolutely, unconditionally and irrevocably to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the Loan Documents in respect of any Secured Swap Agreement (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.18 for the maximum amount of such liability that can be incurred without rendering its obligations under this Section 12.18, or otherwise under any Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 12.18 shall remain in full force and effect until the occurrence of each of the following: (a) the Indebtedness (other than (i) indemnity obligations not yet due and payable of which the Borrower has not received a notice of potential claim and (ii) obligations arising under a Secured Swap Agreement not yet due and payable) are irrevocably and indefeasibly paid in full in cash (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Loans outstanding under this Agreement, (b) no Letter of Credit shall be outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made), (c) this Agreement and the Commitments are terminated and (d) all Swap Agreements secured hereby are either novated, terminated and paid in full or the Borrower or Guarantor party thereto has collateralized its obligations under such Swap Agreement to the satisfaction of the counterparty to such Swap Agreement. Each Qualified ECP Guarantor intends that this Section 12.18 constitutes, and this Section 12.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

2.37 Amendment to Article XII. Article XII hereby is amended by adding the following as Section 12.19:

“Section 12.19. Excluded Swap Obligations. Notwithstanding any other provisions of this Agreement or any other Loan Document, (i) Indebtedness of any Guarantor in respect of the guaranty provided by such Guarantor under the Guaranty Agreement shall exclude all Excluded Swap Obligations with respect to such Guarantor; and (ii) with respect to the grant of any security interest by any Guarantor under any Security Documents, the Indebtedness secured thereby shall exclude all Excluded Swap Obligations with respect to such Guarantor.”

Section 3. Amendment to Exhibits.

3.1 Amendment to List of Annexes, Exhibits and Schedules. The list of “Annexes, Exhibits and Schedules” to the Credit Agreement hereby is amended by adding the following phrases immediately following the reference to “Exhibit H-2 Form of Additional Lender Certificate”: “Exhibit I-1 Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)”, “Exhibit I-2 Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)”, “Exhibit I-3 Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)”, and “Exhibit I-4 Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)”.

3.2 Amendment to Exhibits. The Exhibits to the Credit Agreement hereby are amended by adding as new Exhibits I-1, I-2, I-3 and I-4, the Exhibits in Attachment I hereto.

Section 4. Amendment to Schedules. The Schedules to the Credit Agreement are hereby amended by (a) adding as new a new Schedule 2.01S, the Schedule 2.01S in Attachment II hereto and (b) replacing Schedules 7.05, 7.12, 7.14, 7.16, 7.18, 7.19, 7.20, 9.02 and 9.05 with the corresponding schedules attached as Attachment III hereto.

Section 5. Borrowing Base. For the period from and including the Amendment Effective Date to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be equal to Three Hundred Seventy-Five Million Dollars ($375,000,000). Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Sections 2.07(e), 8.12(b), 8.13(c), 9.12 and 9.19.

Section 6. Commitments; New and Exiting Lenders. Annex I to the Credit Agreement is hereby replaced with the Annex I contained in Attachment IV to this Third Amendment. The Lenders have agreed among themselves, in consultation with the Borrower, to reallocate their respective Commitments and to, among other things, add Deutsche Bank AG New York Branch as a “Lender” under the Credit Agreement (the “New Lender”); Deutsche Bank Trust Company Americas, MUFG Union Bank, N.A., SunTrust Bank, Barclays Bank PLC and Guaranty Bank and Trust Company have each decided to exit the Credit Agreement as a Lender (each, an “Exiting Lender”). The Administrative Agent and the Borrower hereby consent to such reallocation and the Lenders’ and Exiting Lenders’ assignments of their Commitments, including assignments to the New Lender. On the Amendment Closing Date and after giving effect to such reallocations, the Commitment of each Lender shall be as set forth on Annex I contained in Attachment IV to this Third Amendment which Annex I supersedes and replaces the existing Annex I to the Credit Agreement. With respect to such reallocation, each Lender shall be deemed to have acquired the Commitment allocated to it from each of the other Lenders and the Exiting Lenders pursuant to the terms of the Assignment and Assumption attached as Exhibit G to the Credit Agreement as if each such Lender and Exiting Lender had executed an Assignment and Assumption with respect to such allocation and, for the avoidance of doubt, the terms of Section 12.04(b)(iii), except for the last sentence of such section, shall apply to such allocation. In connection with this Assignment and for purposes of this Assignment only, the Lenders, the New Lender, the Exiting Lenders, the Administrative Agent and the Borrower waive (a) the processing and recordation fee under Section 12.04(b)(ii)(C) and (b) the last sentence of Section 12.04(b)(iii).

Section 7. Amendment to Schedules to Guaranty and Collateral Agreement. The Lenders hereby consent to the Administrative Agent’s entry into and execution of that certain First Amendment to Third Amended and Restated Guaranty and Collateral Agreement, to be dated on or about the date hereof, pursuant to which, Schedules 1, 2 and 4 of the Third Amended and Restated Guaranty and Collateral Agreement will be amended.

Section 8. Conditions Precedent. This Third Amendment shall not become effective until the date (the “Amendment Closing Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

8.1 The Administrative Agent shall have received from each of the Borrower, the Guarantors and all of the Lenders, counterparts (in such number as may be requested by the Administrative Agent) of this Third Amendment signed on behalf of such Person.

8.2 The Administrative Agent shall have received mortgage amendments or supplements as it shall have reasonably requested.

8.3 The Administrative Agent and the Lenders shall have received all fees and amounts due and payable on or prior to the Amendment Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

8.4 No Default or Event of Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Third Amendment.

8.5 The representations and warranties of the Borrower and the Guarantors set forth in the respective Loan Documents to which such Persons are party shall be true and correct in all material respects on and as of the date hereof, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such specified earlier date.

The Administrative Agent is hereby authorized and directed to declare this Third Amendment to be effective, and shall deliver written notice of the Amendment Closing Date to Borrower, when the Administrative Agent has received documents confirming or certifying, to the reasonable satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 8 or the waiver of such conditions as permitted by the Credit Agreement. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 9. Miscellaneous.

9.1 Confirmation. The provisions of the Credit Agreement, as amended by this Third Amendment, shall remain in full force and effect following the effectiveness of this Third Amendment. For the avoidance of doubt, this Third Amendment is a Loan Document.

9.2 Ratification and Affirmation; Representations and Warranties. The Borrower and each Guarantor hereby (a) acknowledges the terms of this Third Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein; and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Third Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such specified earlier date, and (ii) no Default or Event of Default has occurred and is continuing.

9.3 Counterparts. This Third Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Third Amendment by facsimile or electronic transmission in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

9.4 NO ORAL AGREEMENT. THIS THIRD AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

9.5 GOVERNING LAW. THIS THIRD AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.6 Severability. Any provision of this Third Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the Amendment Effective Date.

BORROWER:	BILL BARRETT CORPORATION

	By:	/s/ Robert W. Howard
	Name:	Robert W. Howard
	Title:	Chief Financial Officer

GUARANTORS:	CIRCLE B LAND COMPANY LLC
AURORA GATHERING, LLC

	By:	/s/ Robert W. Howard
	Name:	Robert W. Howard
	Title:	Chief Financial Officer

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT AND SWINGLINE LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ David Morris
	Name:	David Morris
	Title:	Authorized Officer

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ David Morris
	Name:	David Morris
	Title:	Authorized Officer

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF MONTREAL

By:	/s/ Gumaro Tijerina
Name:	Gumaro Tijerina
Title:	Managing Director

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

WELLS FARGO BANK, N.A.

By:	/s/ Suzanne Ridenhour
Name:	Suzanne Ridenhour
Title:	Director

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A.

By:	/s/ Adam H. Fey
Name:	Adam H. Fey
Title:	Director

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Kirk L. Tashjian
Name:	Kirk L. Tashjian
Title:	Director

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ John C. Springer
Name:	John C. Springer
Title:	Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

COMPASS BANK

By:	/s/ Rhianna Disch
Name:	Rhianna Disch
Title:	Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SANTANDER BANK, N.A.

By:	/s/ Aidan Lanigan
Name:	Aidan Lanigan
Title:	Senior Vice President

By:	/s/ Alex Lurye
Name:	Alex Lurye
Title:	Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA

By:	/s/ Alan Dawson
Name:	Alan Dawson
Title:	Director

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

COMERICA BANK

By:	/s/ Garrett R. Merrell
Name:	Garrett R. Merrell
Title:	Relationship Manager

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BOKF, NA dba Bank of Oklahoma

By:	/s/ Parker Heikes
Name:	Parker Heikes
Title:	Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

CITIBANK, N.A.

By:	/s/ Cliff Vaz
Name:	Cliff Vaz
Title:	Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

EXITING LENDERS:	DEUTSCHE BANK TRUST COMPANY AMERICAS

	By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Director

	By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

MUFG UNION BANK, N.A.

By:	/s/ Joshua Patterson
Name:	Joshua Patterson
Title:	Managing Director

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SUNTRUST BANK

By:	/s/ Chulley Bogle
Name:	Chulley Bogle
Title:	Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BARCLAYS BANK PLC

By:	/s/ Luke Syme
Name:	Luke Syme
Title:	Assistant Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

GUARANTY BANK AND TRUST COMPANY

By:	/s/ Gail J. Nofsinger
Name:	Gail J. Nofsinger
Title:	Senior Vice President

SIGNATURE PAGE TO THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

ATTACHMENT IV

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
JPMorgan Chase Bank, N.A.	12.000000000%	$108,000,000.00
Wells Fargo Bank, N.A.	9.333333333%	$84,000,000.00
Bank of America, N.A.	9.333333333%	$84,000,000.00
Compass Bank	9.333333333%	$84,000,000.00
U.S. Bank National Association	9.333333333%	$84,000,000.00
BMO Harris Financing, Inc.	9.333333333%	$84,000,000.00
Deutsche Bank AG New York Branch	9.333333333%	$84,000,000.00
Bank of Nova Scotia	6.666666667%	$60,000,000.00
Comerica Bank	6.666666667%	$60,000,000.00
Santander Bank, N.A.	6.666666667%	$60,000,000.00
BOKF, NA dba Bank of Oklahoma	4.000000000%	$36,000,000.00
Citibank, N.A.	4.000000000%	$36,000,000.00
Goldman Sachs Bank USA	4.000000000%	$36,000,000.00

TOTAL	100%	$900,000,000.00